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                                                                   EXHIBIT 10.24

April 11, 2003

BCC-APM-2003-SDN-004C

VIA E-MAIL, FACSIMILE & COURIER
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Great Lakes Aviation, Ltd.
1022 Airport Road
Cheyenne, Wyoming 82001
Attn:  James Glennon
       Chief Financial Officer

Dear Mr. Glennon:

Boeing Capital Corporation presents the following lease restructuring proposal (this "Proposal") to Great Lakes Aviation, Ltd. based on the following summary of principal terms and conditions in connection with the Master Lease Agreement dated as of December 28, 1994, (as supplemented, the "Lease") between Lessor and Lessee. The parties intend that a Settlement Agreement be entered into to further document the terms and conditions of this lease restructuring proposal (the "Settlement Agreement") and the Lease be amended in accordance with the Settlement Agreement.

  1  Lessor:         Boeing Capital Corporation ("BCC") or any of its
                     affiliates, successors or assigns ("Lessor").

  2  Lessee:         Great Lakes Aviation, Ltd. ("Lessee"), a company
                     incorporated or organized under the laws of Iowa with its principal offices located at Cheyenne, Wyoming.

  3  Equipment:      Two (2) used Embraer ("Manufacturer") model 120 passenger
                     airframes, bearing serial numbers 120.293 and 120.297, respectively equipped with two (2) Pratt & Whitney model
                     PW118A or PW118B engines (the "Engines") (collectively, together with all records, logs and manuals, and parts, accessories and equipment thereon or attached thereto in the possession of Lessee, each an "Aircraft" and collectively the "Aircraft"). Each Airframe, Engine,
                     Propeller, auxiliary power unit ("APU"), landing gear, or other part or accessory previously delivered to Lessee under the Lease may be individually or collectively referred to herein as the "Equipment".

  4  Effective Date: The Settlement Agreement shall be effective as of December
                     31, 2002

  5  Lease Term:     Term of Lease remains unchanged

  6  Lease Rental    All past and future Rental Payments shall be paid in
     Payments:       accordance with the provisions of Attachment A hereto and
                     the Lease amended accordingly.

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  7  Early Lease     Lessor shall have the right in its sole discretion to
     Termination:    terminate the Lease upon no less than 180 days written
                     notice. Lessee shall return the Aircraft in compliance with the return conditions under the Lease on the scheduled return date.

  8  Preferred       The Preferred Shares are to be callable with no dividend if
     Shares:         Lessor exercises its early termination option, except such shares shall not be callable if an event of default has occurred and is continuing.

                     The Preferred Shares are to be issued to Lessor by Lessee in a form and amount (Four Million Five Hundred Thousand Dollars) acceptable to Lessor.

  9  Maintenance     Within ten (10) days following the end of each calendar
     Reserves:       month during the Lease Term, commencing with the month
                     immediately following the month in which the effective date of the Settlement Agreement occurs, through and including the month in which this Lease is terminated or expires and the Aircraft is returned to Lessor in accordance with the terms of the Lease, Lessee will pay to Lessor maintenance reserves ("Maintenance Reserves") based on the number of hours/cycles flown by each Aircraft in the previous month during the Lease Term. The final Maintenance Reserve payment due on the last day of the Lease Term shall include payment for time flown by each Aircraft during the then current month. Maintenance Reserves will be divided into separate categories and separately tracked to cover anticipated scheduled maintenance to be performed on each Airframe, each Engine, each Propeller, each landing gear and each APU. Maintenance Reserve payments per Aircraft will total * per flight hour based on a flight hours-to-cycle ratio of 1:1 as follows:

                     Airframe (C check):                 * per flight hour
                     Engine No.1 (HSI & Overhaul):       * per flight hour
                     Engine No.2 (HSI & Overhaul):       * per flight hour
                     Propeller No. 1:                         * per flight
                     Propeller No. 2:                         * per flight
                     APU (overhaul):                     * per flight hour
                     Landing Gear (overhaul):            * per flight cycle

                     The Maintenance Reserve amounts are subject to reasonable adjustment once each year by Lessor on the anniversary of the effective date of the Settlement Agreement to reflect each Aircraft's utilization, life between maintenance inputs, the levels of industry costs for material and labor related to such maintenance work and the balances of such reserves then currently held compared to anticipated expenses.

                     Upon completion of the specified reimbursable maintenance and payment for such work by Lessee, Lessee will submit to Lessor invoices and other applicable maintenance records that are acceptable to Lessor. Lessor will reimburse Lessee for the actual costs it incurs to complete such heavy maintenance, refurbishment and/or overhauls performed either in-house or by third-party maintenance providers as approved by Lessor, up to the

                     ---------
                     * Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment

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                     actual amounts paid by Lessee and not previously reimbursed for the applicable Maintenance Reserve category, provided Lessee submits to Lessor detailed original invoices, acceptable to Lessor, and if applicable, from a mutually acceptable third-party maintenance provider, within 90 days after the Lessee's completion of such work, or Lessee's receipt of invoices from third-party maintenance providers. If, after reimbursement for qualified maintenance, there is excess money in the component's reserve fund, the Lessee may abate future reserve payment for utilization of that component for a period equal to the excess reserve amount divided by the applicable Maintenance Reserve rate.

                     Upon expiry of the Lease Term, Lessor will retain all Maintenance Reserves then held by Lessor unless Lessee consummates the purchase of the Aircraft in accordance with the Lease then Lessee shall be entitled to the balance of the Maintenance Reserve fund.

                     If the Lessor exercises its right of early termination, and Lessee returns the aircraft as per the conditions required under the Lease, Lessor shall return to Lessee the balance of the unapplied Maintenance Reserves based on status and usage data.

  10 Insurance:      Provisions shall remain as set forth in the Lease except
                     that if the Lessee has acquired a Certificate of Insurance from the Federal Aviation Administration under the provisions of Amendment 7 Lessee will provide a copy of the Certificate of Insurance to Lessor and verification that it has notified the Federal Aviation Administration that there are additional insured parties to be covered under the Certificate of Insurance.

  11 Redelivery      Shall remain as set forth in the Lease unless otherwise
     Conditions:     amended to the mutual satisfaction of both parties.

  12 Tax Matters:    Provisions shall remain as set forth in the Lease.

  13 Net Lease:      The Lease will be net, whereby Lessee will be obligated to pay all costs, charges, fees, expenses, imposts, duties and taxes (including any and all trade, value-added, or withholding taxes) associated with the use, possession, control, maintenance, repair, lease, sublease, insurance, storage or operation of the Aircraft except Lessor Taxes.

                     "Lessor Taxes" means:

                     (a) Taxes imposed solely as a result of activities of Lessor in the jurisdiction imposing the liability unrelated to Lessor's dealings with Lessee or to the transactions contemplated by this Proposal or the operation of the Aircraft by Lessee; and

                     (b) U.S. federal and/or state net income taxes imposed on Lessor.

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  14 Documentation:  Documentation for this current transaction will be prepared by Lessee and will be governed by the laws of the State of New York, U.S.A. All documentation shall be in English.

  15 Transaction
     Expenses:       For the account of Lessee.

  16 Conditions
     Precedent:      The terms of this Proposal and obligation of Lessor to
                     close this transaction are subject to the following:

                     (a) Receipt of Lessee's signature on this Proposal no later than the close of business (Seattle time) on April 11, 2003.

                     (b) Approval of Lessor's Investment Committee no later than the close of business (Seattle time) on Friday April 11, 2003(the "Investment Committee").

                     (c) In Lessor's reasonable opinion, no material adverse change shall have occurred in Lessee's financial condition or in the commercial aviation industry from the date this transaction is approved by Lessor's Investment Committee to execution of documentation satisfactory in form and substance to the Lessor.

                     (d) Execution and delivery of transaction documentation including the Settlement Agreement in form and substance satisfactory to Lessor on or before April 30, 2003.

                     (e) Neither Lessee nor any of its affiliates shall be in default of its obligations under any agreement between Lessor or any affiliate of Lessor in any material respect.

                     (f) Receipt of a legal opinion of outside counsel in form and substance satisfactory to Lessor to cover but not be limited to issuance of the Preferred Shares.

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NOTE: This Proposal and the above terms are subject to the approval by the
Investment Committee. The Investment Committee may (i) approve the Proposal as written, (ii) reject the Proposal, or (iii) approve the Proposal subject to additional terms and conditions. If either (ii) or (iii) occurs, this Proposal as originally written shall be null and void. Great Lakes Aviation, Ltd. shall be informed of the decision of the Investment Committee and any additional conditions or terms imposed by the Investment Committee.

This Proposal, and the information set forth herein, is the confidential and proprietary business information of BCC and may not be disclosed to any third party without the prior written consent of BCC.

This Proposal shall be governed by the laws of the State of New York.

This Proposal is a summary only and is not an exhaustive discussion of the issues arising from the proposed transaction. If the terms and conditions of this Proposal meet with your approval, please indicate your acceptance by signing two copies of this Proposal in the space provided below and returning one signed copy to the undersigned. If BCC has not received Lessee acceptance of this Proposal by April 14, 2003 this Proposal shall expire without notice.

If you have any questions, please do not hesitate to call the undersigned at
(425) 393-0970.

Sincerely,

/s/ Scott Nicholson

Scott Nicholson
Special Credit Officer
Aircraft Financial Services
Boeing Capital Corporation

AGREED AND ACCEPTED:

Great Lakes Aviation, Ltd.

By:         /s/ Michael L. Tuinstra
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Its:       Treasurer
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Date:        April 11, 2003
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